Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made as of the 28th day of June, 2024 (the “Effective Date”), by and between LINCOLN EDUCATIONAL SERVICES CORPORATION, a New Jersey corporation (“Borrower”), and FIFTH THIRD BANK, NATIONAL ASSOCIATION (“Lender”).

R E C I T A L S:

WHEREAS, pursuant to that certain Credit Agreement dated as of February 16, 2024, executed by and between Borrower and Lender (the “Credit Agreement”), Lender agreed to make available to Borrower that certain revolving credit facility in the aggregate principal amount of $40 million, including a $10 million letter of credit sublimit and a $20 million accordion feature (the “Facility”); and

WHEREAS, Borrower has requested, and Lender has agreed to, make certain amendments and modifications to the terms, conditions and provisions of the Credit Agreement as more particularly set forth herein;

NOW, THEREFORE, in consideration of the foregoing, the terms and conditions set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender hereby agree as follows:

A G R E E M E N T:

1.           Recitals. The Recitals are hereby incorporated into this Amendment as if fully set forth herein.

2.           Capitalized Terms. Capitalized terms used herein but not expressly defined herein shall have the meanings ascribed to them in the Credit Agreement.

3.        Effectiveness. This Amendment shall be deemed effective as of the Effective Date upon the Lender’s receipt of a fully executed copy of this Amendment. The Borrower’s execution and delivery of this Amendment shall constitute a representation and warranty by it (on behalf of itself and each Loan Party) that (a) each representation or warranty by any Loan Party contained in the Credit Agreement (as amended by this Amendment) or in any other Loan Document (other than Section 3.31, but solely to the extent any such inaccuracy relates only to Laws of, or actions taken by, the DOE) is true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality or Material Adverse Effect in the text thereof), except to the extent that such representation or warranty expressly relates to an earlier date in which case such representation or warranty is true and correct in all material respects as of such earlier date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) and (b) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing or would result therefrom.

4.            Amendments to the Credit Agreement. The Credit Agreement is hereby amended and modified as follows:

(a)       Section 3.1 of the Credit Agreement, captioned Existence and Power; Affected Financial Institution, is hereby amended to include the following sentence at the end of such section:

“To the knowledge of Borrower, no fact or circumstance exists or is reasonably likely to occur that would reasonably be expected to result in the delay, termination, revocation, suspension, restriction or failure to obtain renewal of any Permit.”

(b)         Subsection (a) of Section 3.12 of the Credit Agreement, captioned Compliance with Laws; Anti-Terrorism Laws, is hereby amended to include the following sentence at the end of such subsection:

“To the knowledge of Borrower, there exist no facts or circumstances attributable to, or with respect to, Borrower, its Subsidiaries or Schools that would, individually or in the aggregate, reasonably be expected to materially and adversely affect Borrower’s, any Subsidiary’s or any School’s ability to obtain (i) any required notices or consents under any applicable Law or (ii) any other consent or approval that must be obtained in connection with the transactions under the Loan Documents.”

(c)          Section 4.5 of the Credit Agreement, captioned Compliance with Laws, is hereby amended to divide the section into two subsections, (a) and (b), as follows (without modification of any of the existing language of such section):

“(a) Borrower shall, and shall cause each of its Subsidiaries to, comply with all federal, state, local and foreign Laws and regulations applicable to it, including ERISA, labor Laws, and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Loan Party and each Subsidiary will maintain in effect policies and procedures reasonably designed to ensure compliance by them and their respective directors, officers, employees and agents with applicable Sanctions. Each Loan Party and each Subsidiary will comply with commercially reasonable requests by Lender for information or documentation necessary to ensure that each Loan Party and Subsidiary is compliant with any applicable federal or state laws and not engaged in any act or omission that would cause Lender to be in breach of any applicable Law.

(b) Without limiting the generality of the foregoing and notwithstanding any limitation contained therein, Borrower shall maintain all Educational Approvals and specialized accrediting agency approvals necessary to conduct its operations and offer its educational programs, except where the failure to maintain such Educational Approvals or specialized accrediting agency approvals could not reasonably be expected to result in a Material Adverse Effect.”

(d)        Subsection (a) of Section 8.2 of the Credit Agreement, captioned Further Conditions to Each Advance, is hereby deleted in its entirety and the following is hereby inserted in its place and stead:

“(a) any representation or warranty by any Loan Party contained herein or in any other Loan Document (other than Section 3.31, but solely to the extent any such inaccuracy relates only to Laws of, or actions taken by, the DOE), or which are contained in any certificate or other document furnished at any time under or in connection herewith or therewith, is untrue or incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality or Material Adverse Effect in the text thereof), except to the extent that such representation or warranty expressly relates to an earlier date in which case such representation or warranty is untrue or incorrect in any material respect as of such earlier date (except that such material qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) and, in each case, except for changes therein expressly permitted or expressly contemplated by this Agreement;”

(e)          Subsection (d) of Section 9.1 of the Credit Agreement, captioned Events of Default, is hereby deleted in its entirety and the following is hereby inserted in its place and stead:

“(d) Any Loan Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than (x) any provision embodied in or covered by any other clause of this Section 9.1 and (y) Section 4.5(b) solely to the extent any noncompliance relates only to Education Approvals of, or actions taken by, the DOE) and the same shall remain unremedied for 30 days or more; provided, however, that such 30-day cure period shall not apply to: (i) a breach of any provision that cannot be cured or (ii) a breach or default of any other Loan Document if a period of cure is expressly provided for in such other Loan Document with respect to a breach or default under such other Loan Document; or”

(f)          Subsection (f) of Section 9.1 of the Credit Agreement, captioned Events of Default, is hereby deleted in its entirety and the following is hereby inserted in its place and stead:

“(f) any representation or warranty herein or in any Loan Document (other than Section 3.31, but solely to the extent any such inaccuracy relates only to Laws of or actions taken by the DOE) or in any written statement, report, Financial Statement or certificate made or delivered to Lender by any Loan Party is untrue or incorrect in any material respect as of the date when made or deemed made; or”

(g)          Subsection (n) of Section 9.1 of the Credit Agreement, captioned Events of Default, is hereby deleted in its entirety and the following is hereby inserted in its place and stead:

“(n) Borrower experiences any losses before income taxes as of the end of any given Fiscal Year as reported on its consolidated financial statements filed with its Annual Report on Form 10-K with the Securities and Exchange Commission for such year; or”

(h)          Subsection (o) of Section 9.1 of the Credit Agreement, captioned Events of Default, is hereby deleted in its entirety and the following is hereby inserted in its place and stead:

“(o) Borrower experiences any event (or series of events) reasonably expected (in the judgment of the Lender) to reduce Borrower’s total revenue in the next succeeding quarter (relative to the immediately preceding full fiscal quarter) by more than 33%;”

and the following clause is added immediately following subsection (o):

“any such Event of Default to be determined by Lender in its discretion.”

(i)       Section (h) of Annex B of the Credit Agreement, captioned Financial Statements and Projections – Reporting, is hereby deleted in its entirety and the following is hereby inserted in its place and stead:

“(h)      Educational Agency Correspondence. Promptly following their receipt, copies of all Educational Approvals, other specialized accrediting agency approvals necessary to conduct its operations and offer its educational programs, and other written correspondence and communications between Borrower and any Educational Agency which indicates the status of Borrower’s compliance with each such Educational Agency’s applicable rules, regulations and policies, in each case, to the extent such correspondence could reasonably be expected to result in a Material Adverse Effect or would otherwise be materially adverse to the Lender.”

(j)          Annex B of the Credit Agreement, captioned Financial Statements and Projections – Reporting, is hereby amended to include the following section (m) at the end of such Annex:

“(m)    Revenue Impact Notices. As soon as practicable, and in any event within 5 Business Days after a Responsible Officer of any Loan Party has actual knowledge thereof, written notice of any event (or series of events) that has more than a de minimis potential of reducing Borrower’s total revenue in the next succeeding fiscal quarter (relative to the immediately preceding full fiscal quarter) by more than 33%.”

(k)         The definition of “Financial Covenants” contained in Appendix A of the Credit Agreement, captioned Definitions, is hereby deleted in its entirety and the following is hereby inserted in its place and stead:

“Financial Covenants” means the financial covenants set forth in Section 6 of the Agreement.”

and the definition of “Financial Responsibility Composite Ratio” is hereby deleted in its entirety without replacement.

5.         Reaffirmations. Borrower acknowledges and reaffirms (on behalf of itself and each Loan Party) (a) each of its and their respective obligations under the Credit Agreement and the other Loan Documents and (b) the granting and continuance of Lender’s Liens on the Collateral pursuant to the Collateral Documents.

6.         Reference to the Effect on the Credit Agreement. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Credit Agreement as modified by this Amendment.

7.            Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

8.           Headings. Section headings in this Amendment are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

9.          Counterparts. This Amendment may be executed in counterparts, and all executed counterparts taken together shall be deemed to constitute one and the same instrument, and any signature page may be detached and assembled to form a single original document. Facsimile or e-mail/PDF copies of counterpart signature pages shall be considered equivalent to counterpart signature pages with ink signatures for all purposes.

[signatures appear on successive pages]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the year and date first set forth above.

BORROWER:

LINCOLN EDUCATIONAL SERVICES CORPORATION

Date: 7/18/24	By:	/s/ Brian K. Meyers
Brian K. Meyers
Chief Financial Officer

BANK:
FIFTH THIRD BANK, NATIONAL ASSOCIATION

Date: 7/18/24	By:	/s/ Taylor R. Beringer
Taylor Beringer
Senior Vice President

Signature Page to Amendment to Credit Agreement